UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 13, 2025

ITC HOLDINGS CORP.

(Exact Name of Registrant as Specified in its Charter)

Commission File Number: 001-32576

Michigan	32-0058047
(State of Incorporation)	(IRS Employer Identification No.)

27175 Energy Way, Novi, Michigan 48377
(Address of principal executive offices) (zip code)

(248) 946-3000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	None	None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Ms. Apsey

On November 13, 2025, Linda H. Apsey notified the Board of Directors (the “Board”) of ITC Holdings Corp. (the “Company”) that she is retiring from the Board and as the Company’s Chief Executive Officer, effective March 22, 2026 (the “Retirement”). Ms. Apsey did not retire as a result of any disagreement with the Company on any matter relating to its operations, policies or practices.

Ms. Tanner

Also on November 13, 2025, in connection with the Retirement, the Board appointed the Company’s President, Krista K. Tanner, to serve as President and Chief Executive Officer of the Company and the shareholder appointed her as a member of the Board, in each case, effective as of March 23, 2026.

In connection with her appointment, Ms. Tanner entered into a letter agreement with the Company, dated as of November 13, 2025 (the “Letter Agreement”), the significant terms of which are described herein. Under the terms of the Letter Agreement, effective as of March 23, 2026, Ms. Tanner will receive an increase in base salary to $800,000, an annual target cash incentive of 100% of base salary (200% maximum of base salary), payable upon achievement of performance targets established by the Board, pursuant to the terms of the Company’s incentive compensation plan, and an increase in annual long-term incentive plan award to a target of 250% of base salary.

The above description of the Letter Agreement does not purport to be complete. Such description is qualified in its entirety by reference to the Letter Agreement, which will be filed as an exhibit to the Company’s next Annual Report on Form 10-K.

Any information with respect to Ms. Tanner required to be disclosed under Items 401(b), (d), (e) and Item 404(a) of Regulation S-K, pursuant to Item 5.02(c)(2) of Form 8-K has been included in the Company’s Form 10-K for the fiscal year ended December 31, 2024, filed with the Securities and Exchange Commission on February 14, 2025.

Appointment of Directors.

Ms. Bridgewater and Ms. Crosbie

On November 13, 2025, the shareholder of the Company appointed Diane C. Bridgewater and Rowena Crosbie as members of the Board, effective as of January 1, 2026.

There are no understandings or arrangements between Ms. Bridgewater or Ms. Crosbie and any other person pursuant to which Ms. Bridgewater or Ms. Crosbie were selected as directors of the Company; and the Company is not aware of any transactions in which Ms. Bridgewater or Ms. Crosbie, respectively, has an interest that would be required to be disclosed under Item 404(a) of Regulation S-K. It has not yet been determined which committees of the Board Ms. Bridgewater and Ms. Crosbie will serve.

In connection with their service as directors, both Ms. Bridgewater and Ms. Crosbie will be compensated under the Company’s standard non-employee director compensation arrangement described in the Company’s most recent Annual Report on Form 10-K.

Ms. Tanner

As stated above, the shareholder appointed Ms. Tanner as a member of the Board, effective as of March 23, 2026. Ms. Tanner was appointed as a member of the Board due to her appointment as President and Chief Executive Officer of the Company. Ms. Tanner is not expected to serve on any committees of the Board and, due to her employment by the Company, will not be compensated for her service as a director.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Changes in Fiscal Year.

On November 13, 2025, the shareholder of the Company adopted the Twelfth Amended and Restated Bylaws, amending the Company’s bylaws as currently in effect. The changes are effective immediately.

The primary modification in the Twelfth Amended and Restated Bylaws is to increase the size of the Board of the Company. Specifically, Section 5.02 was modified to increase the maximum size of the Board from 13 to 15 members (as before, subject to determination from time to time by the shareholder).

The above description of the modifications to the Twelfth Amended and Restated Bylaws does not purport to be a complete statement of such modifications. Such description is qualified in its entirety by reference to the Twelfth Amended and Restated Bylaws, which will be filed as an exhibit to the Company’s next Annual Report on Form 10-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

November 19, 2025

ITC HOLDINGS CORP.

By:	/s/ Christine Mason Soneral
Christine Mason Soneral
Its:	Senior Vice President, General Counsel, Chief Compliance Officer and Secretary